ELECTRO-SENSORS, INC.   6111 Blue Circle Drive   Minnetonka, Minnesota  55343   (952) 930-0100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2001

To the Shareholders of Electro-Sensors, Inc.

Notice is hereby given that the Annual Meeting of Shareholders of Electro-Sensors, Inc. will be held at the Radisson South, 7800 Normandale Boulevard, Minneapolis, Minnesota, on Wednesday, April 25, 2001, at 2:00 pm, local time, for the following purposes:

  To set the number of directors at five;
  To elect five directors to serve until the next annual meeting of shareholders;
  To approve auditors for the Company for the fiscal year ending December 31, 2001; and
  To take action upon any other business as may properly come before the meeting or any adjournment thereof.

Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000.

The Board of Directors has fixed the close of business on March 16, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Bradley D. Slye
President

Dated: March 26, 2001
            Minnetonka, Minnesota

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.